Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 10, 2021 by and among Silver Spike Acquisition Corp., a Cayman Islands exempted company (“Silver Spike”), Silver Spike Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), WM Holding Company, a Delaware limited liability company (the “Company”) and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as Holder Representative (together with Silver Spike, Merger Sub, and the Company, the “Parties”).  Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.          The Parties entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 10, 2020.

B.          The Parties wish to amend the Merger Agreement in accordance with the terms of this Amendment.

C.         Section 13.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

1.          Amendment of Section 11.01(b)(ii).  Section 11.01(b)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“the Closing has not occurred on or before July 10, 2021 (the “Termination Date”);”

2.        Effect of Amendment.  Each party to this Amendment represents that it has all necessary power and authority to enter into and perform the obligations of this Amendment and that there are no consents or approvals required to be obtained by such party for such party to enter into and perform its obligations under this Amendment that have not been obtained. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement.  Except as expressly and specifically amended hereby, all terms and provisions of the Merger Agreement are and shall remain in full force and effect, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean December 10, 2020). This Amendment hereby incorporates the provisions of Article 13 of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

SILVER SPIKE ACQUISITION CORP.

By:	/s/ Greg Gentile
Name:	Greg Gentile
Title:	Chief Financial Officer

SILVER SPIKE MERGER SUB LLC

By:	/s/ Greg Gentile
Name:	Greg Gentile
Title:	Secretary

WM HOLDING COMPANY, LLC

By:	/s/ Christopher Beals
Name:	Christopher Beals
Title:	Chief Executive Officer

GHOST MEDIA GROUP, LLC

By:	/s/ Douglas Francis
Name:	Douglas Francis
Title:	Manager

By:	/s/ Justin Hartfield
Name:	Justin Hartfield
Title:	Manager

[Signature Page to First Amendment to Agreement and Plan of Merger]